                           ARTICLES OF INCORPORATION

                                       OF

                   MAGICSPORTS - GRAND SLAM MANAGEMENT, INC.


                                   ARTICLE I

     The name of the corporation is MAGICSPORTS - GRAND SLAM MANAGEMENT, INC. (the "Corporation").

                                   ARTICLE II

     The address of the principal office and the mailing address of the Corporation is 930 Washington Avenue, 5th Floor, Miami Beach, Florida 33139.

                                  ARTICLE III

     This Corporation shall have authority to issue One Thousand (1,000) shares of Common Stock having a par value of $0.01 per share.

                                   ARTICLE IV

     The Corporation shall hold a special meeting of shareholders only.

     (1) On call of the Board of Directors or persons authorized to do so by the Corporation's Bylaws; or


     (2) If the holders of not less than 50 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

                                   ARTICLE V

          The street address of the Corporation's initial registered office is 1201 Hays Street, City of Tallahassee, County of Leon, State of Florida 32301 and the name of its initial registered agent at such office is Corporation Service Company.

                                   ARTICLE VI

     The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation's Bylaws.

                                  ARTICLE VII

     The name of the Incorporator is Lisa R. Carstarphen and the address of the Incorporator is 1221 Brickell Avenue, Suite 2200, Miami, Florida 33131.

                                  ARTICLE VIII

     This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law in existence either now or hereafter.

     IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the Florida Business Corporation Act of the State of Florida has signed these Articles of Incorporation this 5th day of August 1998.


                                     /s/ Lisa R. Carstarphen
                                     ---------------------------------------
                                     Lisa R. Carstarphen, Incorporator

                 ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

     The undersigned, having been named the Registered Agent of MAGICSPORTS GRAND SLAM MANAGEMENT, INC. hereby accepts such designation and is familiar with, and accepts, the obligations of such position, as provided in Florida Statutes ss.607.0505.


                                           CORPORATION SERVICE COMPANY


                                           /s/ Deborah D. Skipper
                                           -----------------------------------
                                           Deborah D. Skipper
                                           as Agent for the Registered Agent

                                           Dated, August 6th, 1998


                                     - 2 -